                                                FILED PURSUANT TO RULE 424(b)(3)

                                       REGISTRATION STATEMENT FILE NO. 333-48374

                      PROXY STATEMENT/PROSPECTUS SUPPLEMENT

                                                                December 8, 2000
[CITIZENS NATIONAL BANK LOGO]

To Our Shareholders:

         On or about November 13, 2000, we mailed to you a notice of a special meeting and proxy statement/prospectus dated November 9, 2000, relating to our Special Meeting of Shareholders to be held on December 19, 2000, at 7:00 p.m., Eastern Time, at the Malone Lodge of Elks, 67 Elm Street, Malone, New York 12953. The Special Meeting was called for the purpose of voting on a proposal to approve an Agreement and Plan of Merger with Community Bank System, Inc. and Community Bank, N.A. THE SPECIAL MEETING IS STILL SCHEDULED TO BE HELD ON DECEMBER 19, 2000 AT THE SAME TIME AND LOCATION. This document supplements our November 9, 2000 proxy statement/prospectus.

         After the mailing of the November 9, 2000 proxy statement/prospectus, Community Bank System and First Liberty Bank Corp., a bank holding company with its principal executive offices located in Jermyn, Pennsylvania, entered into an Agreement and Plan of Merger, dated as of November 29, 2000. This merger agreement contemplates that First Liberty will merge with and into Community Bank System, subject to shareholder and regulatory approvals and other conditions. This supplement will discuss the proposed merger of Community Bank System and First Liberty and how it will impact the decision before you, as Citizens National Bank shareholders, to approve the merger agreement between Community Bank and Citizens National Bank.

         As of the date of this supplement and after a review of the terms of Community Bank System's proposed merger with First Liberty, your board of directors continues to believe the merger between Community Bank and Citizens National Bank to be in the best interests of our shareholders and continues to unanimously support the merger.

         As of December 1, 2000, we had received proxies from holders of approximately 80% of the outstanding shares of Citizens National Bank common stock, and approximately 78% of the outstanding shares had been voted in favor of the merger agreement. The approval of the merger agreement requires the affirmative vote of at least two-thirds of all of the outstanding shares of Citizens National Bank common stock. Therefore, unless a substantial number of the votes are changed, we expect that the merger agreement will be approved by the Citizens National Bank shareholders and the merger will be completed.

         We enclose a new proxy card respecting the merger between Community Bank and Citizens National Bank. IF YOU HAVE ALREADY COMPLETED AND RETURNED THE PROXY CARD WE SENT TO YOU WITH THE NOVEMBER 9, 2000 PROXY STATEMENT/PROSPECTUS AND YOU DO NOT WISH TO CHANGE YOUR VOTE ON THE MERGER, YOU DO NOT NEED TO DO ANYTHING. Your previously submitted proxy card will be voted as you have directed. If, however, you wish to change your vote on the merger, please complete the enclosed proxy card and return it to us promptly. If you have not yet voted on the proposal to approve the merger agreement and wish to do so at the present time, you may complete either the earlier proxy card or the enclosed proxy card and return it in the accompanying postage-paid envelope. If you attend the Special Meeting in person, you may revoke your proxy at the meeting and vote in person.

         We encourage you to read this entire document carefully. For more information about the merger, please review the November 9, 2000 proxy statement/prospectus that we previously sent to you and the merger agreement attached as Annex A to that document.

         On behalf of the board of directors, I thank you for your support and urge you to vote FOR approval.

                                               Sincerely,

                                               /s/ Paul M. Cantwell, Jr.

                                               Paul M. Cantwell, Jr.
                                               President

                         ------------------------------
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE COMMUNITY BANK SYSTEM COMMON STOCK TO BE ISSUED OR DETERMINED IF THE NOVEMBER 9, 2000 PROXY STATEMENT/PROSPECTUS OR THIS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SHARES OF COMMUNITY BANK SYSTEM COMMON STOCK TO BE ISSUED IN THE MERGER ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK, AND THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

                         ------------------------------

          Proxy statement/prospectus supplement dated December 8, 2000.
              First mailed to Citizens National Bank shareholders
                          on or about December 8, 2000.

                   QUESTIONS AND ANSWERS ABOUT THIS SUPPLEMENT

Q: WHY DID I RECEIVE THIS SUPPLEMENT?

A: After we mailed the November 9, 2000 proxy statement/prospectus, Community Bank System and First Liberty entered into a merger agreement on November 29, 2000. If the proposed merger between Community Bank and Citizens National Bank is completed, you would receive shares of Community Bank System common stock and become a stockholder of Community Bank System, unless you had properly exercised your dissenters' rights. Because the Community Bank System - First Liberty merger, if completed, would significantly change the size and scope of Community Bank System and its business operations, we have determined to provide you certain information concerning the merger between Community Bank System and First Liberty to help you make an informed decision on how to vote on the proposal to approve the merger agreement among Community Bank System, Community Bank and Citizens National Bank. You should read this supplement in conjunction with the November 9, 2000 proxy statement/prospectus.

         THROUGHOUT THIS SUPPLEMENT, WE WILL REFER TO THE PENDING MERGER BETWEEN COMMUNITY BANK AND CITIZENS NATIONAL BANK AS THE "MERGER" AND THE RELATED MERGER AGREEMENT AS THE "MERGER AGREEMENT." WE WILL REFER TO THE PROPOSED MERGER BETWEEN COMMUNITY BANK SYSTEM AND FIRST LIBERTY AS THE "FIRST LIBERTY MERGER" AND THE MERGER AGREEMENT FOR THAT TRANSACTION AS THE "FIRST LIBERTY MERGER AGREEMENT."

Q: HAVE THE TERMS OF THE PROPOSED MERGER BETWEEN COMMUNITY BANK AND CITIZENS NATIONAL BANK CHANGED?

A: No. The terms of the merger agreement remain the same. For a description of the terms of the merger agreement and other information relating to the merger, please see the November 9, 2000 proxy statement/prospectus previously sent to you.

Q: COULD YOU TELL ME MORE ABOUT THE PROPOSED FIRST LIBERTY MERGER?

A: The First Liberty merger agreement provides for a merger of First Liberty with and into Community Bank System, with Community Bank System continuing as the surviving corporation. Following that merger, First Liberty Bank & Trust, a Pennsylvania banking subsidiary of First Liberty, will merge with and into Community Bank, with Community Bank being the continuing bank. If the First Liberty merger is completed, each issued and outstanding share of First Liberty common stock (other than shares for which dissenters' rights have properly been exercised) will be converted into 0.56 of a share of Community Bank System common stock and cash in lieu of fractional shares, if any. The parties intend that this stock-for-stock merger be accounted for as a pooling of interests and qualify as a tax-free exchange to shareholders of First Liberty. For further details concerning the key terms of the proposed First Liberty merger, please see "Proposed Merger between Community Bank System and First Liberty."

         BECAUSE THE SPECIAL MEETING WILL PRECEDE THE FIRST LIBERTY MERGER, IF YOU VOTE TO APPROVE THE MERGER AGREEMENT YOU MUST BE WILLING TO ACCEPT AN OWNERSHIP INTEREST IN COMMUNITY BANK SYSTEM WITHOUT REGARD TO WHETHER THE FIRST LIBERTY MERGER WILL BE SUCCESSFULLY COMPLETED.

Q: HAS THE BOARD OF DIRECTORS OF CITIZENS NATIONAL BANK CHANGED ITS RECOMMENDATION CONCERNING THE MERGER?

A: No. At its meeting held on November 28, 2000, your board of directors considered the terms of the proposed First Liberty merger and its effect on the merger. At this meeting, the board unanimously confirmed its recommendation that the Citizens National Bank shareholders vote in favor of approving the merger agreement. For further details, please see "Recommendation of the Citizens National Bank Board."

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
Q: AT OUR SPECIAL MEETING, ARE WE GOING TO BE ASKED TO VOTE ON THE PROPOSED FIRST LIBERTY MERGER?

A: No. Citizens National Bank is holding the Special Meeting so that you can consider and vote upon the merger between Community Bank and Citizens National Bank. You will not vote on the First Liberty merger at the Special Meeting. Only at some time in the future will Community Bank System stockholders be requested to consider and vote upon the First Liberty merger. Depending on the timing of the closing of the merger in relation to the record date for the special meeting of stockholders of Community Bank System to be called for the purpose of approving the First Liberty merger agreement, you may or may not be able to vote on the First Liberty merger as a stockholder of Community Bank System.

Q: MUST I RETURN ANOTHER PROXY CARD?

A: No. After you have carefully read this supplement, you do not need to do anything if you have already returned your proxy card and do not wish to change your vote on the merger. If, however, you have not yet voted on the merger and you wish to vote now, or if you wish to change your vote on the merger, please indicate on the enclosed proxy card how you want your shares to be voted, then sign, date and mail it in the accompanying postage-paid envelope as soon as possible, so that your shares may be represented and voted at the Special Meeting. If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the proposal.

Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. There are three ways for you to revoke your proxy and change your vote. First, you may send a later-dated, signed proxy card before the Special Meeting. Second, you may attend the Special Meeting in person and vote. Third, you may revoke your proxy by filing a written revocation of the proxy with Secretary of Citizens National Bank at its principal executive offices prior to the Special Meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

                       WHO CAN HELP ANSWER YOUR QUESTIONS

         If you want additional copies of this document, or if you want to ask any questions about matters described in this supplement, you should contact:

                      Patricia Prue, Vice President/Cashier
                                       or
                  Paul M. Cantwell, Jr., Chairman and President
                      The Citizens National Bank of Malone
                                  6 Elm Street
                             Malone, New York 12953
                  Telephone: (518) 483-3400 (for Patricia Prue)
                   (518) 483-1511 (for Paul M. Cantwell, Jr.)

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                                TABLE OF CONTENTS

Questions and Answers about this Supplement ...........................   2
Important .............................................................   5
The Special Meeting of the Shareholders of Citizens National Bank .....   5
Recommendation of the Citizens National Bank Board ....................   5
Update of Regulatory Approvals and Notice for the Merger ..............   6
Proposed Merger between Community Bank System and First Liberty .......   6
A Warning about Forward-Looking Information ...........................   8
Selected Unaudited Pro Forma Financial Statements .....................   8

                                    IMPORTANT

         For a more comprehensive description of the terms of the merger agreement, the merger and related transactions, we refer you to our discussion of these matters contained in our proxy statement/prospectus, dated November 9, 2000, and a copy of the merger agreement attached to that document as Annex A. You should read this supplement in conjunction with those documents.

        THE SPECIAL MEETING OF THE SHAREHOLDERS OF CITIZENS NATIONAL BANK

         As previously described in the November 9, 2000 notice of a special meeting, Citizens National Bank will hold its Special Meeting of the Shareholders on December 19, 2000 at 7:00 p.m., Eastern time, at the Malone Lodge of Elks, 67 Elm Street, Malone, New York 13953. The date, time or location of the Special Meeting has not been changed. At the Special Meeting, you will vote upon a proposal to approve the merger agreement. You may also vote upon a proposal to adjourn or postpone the Special Meeting for the purpose of, among other things, allowing additional time for the solicitation of proxies to approve the merger agreement.

          As before, only holders of record of Citizens National Bank common stock at the close of business on November 9, 2000, which is the record date for the Special Meeting, will be entitled to vote at the Special Meeting and any further adjournments of the meeting. You have one vote per share on any matter that may properly come before the Special Meeting.

         The presence in person or by proxy of the holders of a majority of the shares of Citizens National Bank common stock outstanding on the record date will constitute a quorum for the transaction of business at the Special Meeting. Citizens National Bank will count abstentions and broker non-votes for purposes of establishing the presence of a quorum at the Special Meeting. The approval of the proposal to approve the merger agreement requires the affirmative vote of two-thirds (2/3) of the shares of Citizens National Bank common stock outstanding on the record date. This means that a failure to vote for approval of the merger agreement would have the same effect as a vote against it. Likewise, because broker non-votes and abstentions are not affirmative votes, they will have the effect of a vote against the proposal to approve the merger agreement.

         Citizens National Bank will count the vote of all proxies received by it since the mailing of the proxy materials dated November 9, 2000, if those proxies have not since been validly revoked. As of December 1, 2000, Citizens National Bank had received proxies from holders of approximately 80% of the outstanding shares of Citizens National Bank common stock and approximately 78% of the outstanding shares had been voted in favor of the merger agreement. The approval of this merger agreement requires the affirmative vote of at least two-thirds of all of the outstanding shares of Citizens National Bank common stock. Therefore, unless a substantial number of the proxies are revoked, we expect that the merger agreement will be approved by the Citizens National Bank shareholders and the merger will be completed in January 2001.

               RECOMMENDATION OF THE CITIZENS NATIONAL BANK BOARD

         At the September 26, 2000 meeting of the board of directors of Citizens National Bank, the board unanimously approved and adopted the merger agreement and the transactions contemplated by it. On November 28, 2000, the board held a special meeting to consider the First Liberty merger. At the invitation of the board, Sanford A. Belden, President and Chief Executive Officer of Community Bank System, attended this board meeting to present the proposed terms and reasons for the First Liberty merger. The board discussed the impact, including any potential adverse effects, of the First Liberty merger on the merger with Citizens National Bank, with the participation of its outside counsel and financial advisors. After considering the information, the board voted unanimously to continue its recommendation that shareholders of Citizens National Bank vote FOR approval of the merger agreement. The board continues to believe that the merger is fair to and in your best interests as the Citizens National Bank shareholders.

         BECAUSE THE SPECIAL MEETING WILL PRECEDE THE FIRST LIBERTY MERGER, IF YOU VOTE TO APPROVE THE MERGER AGREEMENT YOU MUST BE WILLING TO ACCEPT AN OWNERSHIP INTEREST IN COMMUNITY BANK SYSTEM WITHOUT REGARD TO WHETHER THE FIRST LIBERTY MERGER WILL BE SUCCESSFULLY COMPLETED.

            UPDATE OF REGULATORY APPROVALS AND NOTICE FOR THE MERGER

         The merger is subject to approval by the Comptroller of Currency, which has the primary jurisdiction over a merger between national banks such as Community Bank and Citizens National Bank. On November 14, 2000, the Comptroller of Currency approved Community Bank's application for the merger. This approval expires if the merger is not completed within one year from the date of the approval, unless the Comptroller of Currency grants an extension. The United States Department of Justice did not comment adversely on the merger or challenge the merger on antitrust grounds during the 15-day period following the date of the approval by the Comptroller of the Currency, as it is permitted to do under applicable law.

         The Federal Reserve Board has confirmed with Community Bank that the merger is not subject to the approval of the Federal Reserve Board under Section 3 of the Bank Holding Company Act of 1956.

         PROPOSED MERGER BETWEEN COMMUNITY BANK SYSTEM AND FIRST LIBERTY

         The following summary of the First Liberty merger agreement and the related agreements are necessarily incomplete and is qualified in its entirety by reference to copies of the agreements filed as exhibits to a Current Report on Form 8-K, dated November 29, 2000, filed by Community Bank System with the Securities and Exchange Commission on December 6, 2000. We encourage you to read these agreements in their entirety. Please see "Where You Can Find More Information" in the November 9, 2000 proxy statement/prospectus for directions on how to obtain the agreements from the Securities and Exchange Commission or Community Bank System.

         On November 29, 2000, Community Bank System and First Liberty Bank Corp., a Pennsylvania corporation, entered into an Agreement and Plan of Merger. First Liberty, a bank holding company registered under the Bank Holding Company Act, conducts its principal activities through its banking subsidiary, First Liberty Bank & Trust, a Pennsylvania state-chartered commercial bank with trust powers. First Liberty Bank engages in a full-service wholesale and retail banking business from its 13 branches in Lackawanna and Luzerne Counties in Northeastern Pennsylvania. At September 30, 2000, on a consolidated basis, First Liberty had approximately $647 million in total assets, $497 million in total deposits, $429 million in total net loans and shareholders' equity of $60 million. Information about First Liberty contained in this paragraph was obtained from reports filed by First Liberty with the Securities and Exchange Commission.

         Under the First Liberty merger agreement, Community Bank System and First Liberty will merge, with Community Bank System being the surviving corporation. Following that merger, Community Bank System intends to merge First Liberty Bank and Community Bank, with Community Bank being the continuing bank. Community Bank System agreed, however, to continue to use the First Liberty Bank & Trust name in the operations of the branches of First Liberty Bank for a period of at least three years after the completion of the First Liberty merger, absent any changed circumstances in the operations of Community Bank, subject to any applicable regulatory approval and other legal requirements.

         Shareholders of First Liberty will receive 0.56 of a share of Community Bank System common stock for each share of First Liberty common stock they own, or a total of approximately 3.6 million shares of Community Bank System common stock. In addition, Community Bank System agreed to assume all stock options outstanding under First Liberty's stock option plan. Based on the November 28, 2000, closing price of Community Bank System common stock of $24.30, as reported on the New York Stock Exchange, and including the options to be assumed, the transaction is valued at approximately $86.7 million.

         If the merger between Community Bank and Citizens National Bank is completed, shareholders of Citizens National Bank would own approximately 952,000 shares of Community Bank System common stock, or approximately 12% of the then issued and outstanding shares of Community Bank System common stock. However, upon completion of the First Liberty merger and assuming that there is no change in the ownership of Community Bank System common stock by former shareholders of Citizens National Bank, those former shareholders would own approximately 8% of the then issued and outstanding shares of Community Bank System common stock, whereas shareholders of First Liberty would own approximately 31%.

         The First Liberty merger, which has been unanimously approved by the respective boards of directors of Community Bank System and First Liberty, is subject to the approval by each company's stockholders and by banking regulators. The parties are working to close the First Liberty merger in the second quarter of 2001, assuming that all of the conditions to closing are satisfied. Community Bank System and First Liberty intend that the First Liberty merger be accounted for as a pooling-of-interests and qualify as a tax-free exchange for First Liberty shareholders.

         In connection with the execution of the First Liberty merger agreement, each director and executive officer of First Liberty has executed an agreement to vote all of the shares of First Liberty common stock which he is entitled to vote, in favor of the approval of the First Liberty merger agreement and the related merger. According to First Liberty, its directors and executive officers collectively owned approximately 2,182,042 shares of First Liberty, or approximately 34% of the issued and outstanding shares of First Liberty common stock, as of December 6, 2000. Under the articles of incorporation of First Liberty, the shareholder approval of the First Liberty merger will require the affirmative vote of a majority of the votes cast at the First Liberty shareholders' meeting held for the purpose of considering the First Liberty merger.

         First Liberty has also provided Community Bank System a stock option to acquire a number of shares of First Liberty common stock equal to 19.9% of the issued and outstanding shares of First Liberty common stock. This option becomes exercisable under certain circumstances involving First Liberty's takeover transactions with third parties, acts of third parties or break-up of the First Liberty merger agreement. During the period that the option is exercisable, Community Bank System has the right to require First Liberty to repurchase the option (or shares of First Liberty common stock issued upon exercise) for cash at a price determined in accordance with the stock option agreement.

         The First Liberty merger agreement provides that three of the current directors of First Liberty, namely Saul Kaplan, Peter A. Sabia and Harold Kaplan, will serve on the board of directors of Community Bank System after the completion of the First Liberty merger. Subject to certain limitations, Community Bank System also agreed to cause its board of directors to re-nominate the same individuals for at least one additional three-year term after the expiration of their initial terms and to recommend their re-election by the Community Bank System stockholders. The First Liberty merger agreement also provides that the designees of First Liberty will also serve on the board of directors of Community Bank for so long as they serve on the Community Bank System board. If the merger is completed, Paul M. Cantwell, Jr., President of Citizens National Bank, will also serve as a director of Community Bank System and Community Bank.

         Following the completion of the First Liberty merger, Community Bank System will establish a nine-member advisory board, consisting of eight members of the current board of directors of First Liberty and Sanford A. Belden, President and Chief Executive Officer of Community Bank System, to advise on matters relating to the markets formerly served by First Liberty.

         It is a condition to closing that each of Steven R. Tokach and Joseph
R. Solfanelli, officers of First Liberty, enters into an employment agreement with Community Bank System and Community Bank, pursuant to which Mr. Tokach will serve as President and Chief Executive Officer of the division of Community Bank operating in the market areas in Pennsylvania previously served by the First Liberty Bank, and Mr. Solfanelli will serve as Executive Vice President and Chief Legal Officer of that division. Similarly, it is a condition to closing

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
that William M. Davis, President of First Liberty, enters into a consulting agreement with Community Bank, pursuant to which he will serve as a consultant to assist in the integration of the two companies and to promote the business of Community Bank in the market areas formerly served by First Liberty.

                   A WARNING ABOUT FORWARD-LOOKING INFORMATION

         Community Bank System and Citizens National Bank have each made forward-looking statements in this supplement and in certain documents that we refer to in this supplement. These forward-looking statements are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of each respective company's management, and on information currently available to that management. Forward-looking statements include statements preceded by, followed by or that include the words "will," "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.

         Although Community Bank System and Citizens National Bank believe these forward-looking statements are reasonable, you should not place undue reliance on the forward-looking statements, which are based on current expectations. Actual results may differ materially from those expressed in our forward-looking statements.

         Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results of Community Bank System following completion of the merger and/or the First Liberty merger may differ materially from those expressed in these forward-looking statements. You should note that many factors, some of which are discussed under "Risk Factors" in the November 9, 2000 proxy statement/prospectus, may affect these results and are beyond our ability to control or predict. For those statements, Community Bank System and Citizens National Bank claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995.

                SELECTED UNAUDITED PRO FORMA FINANCIAL STATEMENTS

         The following selected unaudited pro forma financial statements present the combined financial condition of Community Bank System, Citizens National Bank and First Liberty as of September 30, 2000, assuming that the merger and the First Liberty merger had occurred as of September 30, 2000, after giving effect to certain pro forma adjustments described in the accompanying notes. The selected unaudited pro forma financial statements also present the combined historical results of operations of Community Bank System and First Liberty as if the First Liberty merger had been consummated as of the first day of the periods presented. You should recognize that the pro forma statements of income contained below do not give effect to the proposed merger with Citizens National Bank.

         The unaudited pro forma financial statements as of September 30, 2000, and for the nine months ended September 30, 2000, were prepared from the unaudited financial statements included in the Quarterly Reports on Form 10-Q for the quarter ended September 30, 2000 of Community Bank System and First Liberty. A portion of the unaudited pro forma statement of condition as of September 30, 2000 was also prepared from the unaudited financial statements of Citizens National Bank as of September 30, 2000. The unaudited pro forma statements of income for the years ended December 31, 1999, 1998 and 1997 were prepared from the audited financial statements of Community Bank System and First Liberty (Commission File No. 000-13312) in their Annual Reports on Forms 10-K and 10-K/A, respectively, for the year ended December 31, 1999.

         The merger with Citizens National Bank is to be accounted for using the purchase method of accounting, which is described in the November 9, 2000 proxy statement/prospectus. Under the terms of the merger, Citizens National Bank will be merged into Community Bank, a subsidiary of Community Bank System. In the transaction, Community Bank System would issue approximately 952,000 shares of its common stock in exchange for all of the Citizens National Bank common stock issued and outstanding. Of the approximately 952,000 shares of Community Bank System common stock to be issued, 648,100 shares will be issued from

Community Bank System's treasury stock holdings and the remaining 303,900 shares will be issued from the authorized but unissued shares of Community Bank System common stock. Community Bank System will reissue all of its treasury stock in this transaction.

         The First Liberty merger is to be accounted for using the pooling of interests method of accounting. Under this method of accounting, the recorded assets, liabilities, stockholders' equity, income and expense of Community Bank System and First Liberty are combined and reflected at their historical amounts. In the merger, First Liberty will be merged into Community Bank System, which will issue approximately 3,566,000 shares of its common stock in exchange for all of the issued and outstanding shares of First Liberty common stock. First Liberty's 60,820 shares of treasury stock will be retired and not be converted to shares of Community Bank System common stock in this merger.

         Community Bank System expects to incur significant one-time merger charges in connection with the merger and the First Liberty merger. In addition, Community Bank System expects to achieve revenue enhancements and cost reductions after the completion of transaction. These charges, revenue enhancements and cost reductions are not reflected in the selected pro forma financial statements. These unaudited selected pro forma financial statements do not purport to represent what the results of operations or financial position of Community Bank System would actually have been if the mergers had in fact occurred on such dates or to project the results of operations or financial position of Community Bank System for any future period or date. These financial statements should be read in connection with, and are qualified by reference to, the consolidated financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in Community Bank System's and First Liberty's Annual Reports on Form 10-K and 10-K/A, respectively, for the year ended December 31, 1999, and their Quarterly Reports on Form 10-Q for the nine months ended September 30, 2000, all of which have been filed with the Securities and Exchange Commission. You can obtain a copy of these reports by following the directions in "Where You Can Find More Information" in the November 9, 2000 proxy statement/prospectus.

                 PRO FORMA CONSOLIDATED STATEMENTS OF CONDITION
                            AS OF SEPTEMBER 30, 2000
                             (Dollars in Thousands)

                                                                                                                         Pro Forma
                                                                                                                       Consolidated
                                                                                Pro Forma                             Community Bank
                                                                                Community               Pro Forma         System
                                                     Citizens     Pro Forma    Bank System               Pooling         Citizens
                                        Community    National      Purchase     Citizens      First      Adjust-      National Bank
                                       Bank System     Bank      Adjustments  National Bank  Liberty      ments       First Liberty
                                       ---------------------------------------------------------------------------------------------
ASSETS
  Cash and due from banks              $    66,643   $  5,105                  $    71,748   $ 14,243                   $    85,991
  Investment securities:                   719,929     47,896   $ (1,122)(a)       766,703    169,266                       935,969

  Loans, net of unearned discount        1,081,531     60,069       (593)(a)     1,141,007    434,479                     1,575,486

  Less: Reserve for possible loan
  losses                                   (14,614)      (486)      (544)(b)       (15,644)    (5,493)                      (21,137)

  Intangible assets                         52,136          0     13,655 (c)        65,791      4,374                        70,165

  All other assets                          67,955      3,894        784 (d)        72,633     29,792                       102,425
                                       ------------------------------------ -------------------------------------------------------

  Total assets                         $ 1,973,580   $116,478   $ 12,180       $ 2,102,238   $646,661    $    --        $ 2,748,899
                                       ==================================== =======================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
  Deposits                             $ 1,455,391   $ 95,053   $   (194)(e)   $ 1,550,250   $496,962    $    --        $ 2,047,212
  Borrowings                               343,100      7,850         --           350,950     86,381                       437,331
  Company obligated mandatorily
    redeemable preferred securities
    of a subsidiary, Community Capital
    Trust I, holding solely junior
    subordinated debentures of
    Community Bank System                   29,822          0         -- (f)        29,822          0                        29,822
  Accrued interest and other
    liabilities                             23,291        899        355            24,545      3,088                        27,633
                                       ------------------------------------ -------------------------------------------------------
  Total liabilities                      1,851,604    103,802        161         1,955,567    586,431          0          2,541,998

  Shareholders' equity

    Common stock                             7,641        350        (46)(g)         7,945      2,009      1,557 (k)         11,511

    Surplus                                 33,338        350      7,035 (h)        40,723      6,121     (1,753)(l)         45,091

    Undivided profits                      105,252     12,170    (12,170)(h)       105,252     55,517                       160,769

    Accumulated other comprehensive
      income                                (7,249)      (194)       194 (i)        (7,249)    (3,221)                      (10,470)

    Treasury stock at cost                 (17,006)         0     17,006 (j)            --       (196)       196 (m)             --
                                       ------------------------------------ -------------------------------------------------------

  Total shareholders equity                121,976     12,676     12,019           146,671     60,230          0            206,901
                                       ------------------------------------ -------------------------------------------------------

  Total liabilities and capital        $ 1,973,580   $116,478   $ 12,180       $ 2,102,238   $646,661    $    --        $ 2,748,899
                                       ============================================================================================

(a) Adjustments to book values of Citizens National Bank's investments and loans to reflect fair market values of these portfolios.

(b) Reserve for loan losses for Citizens National Bank was increased to 1.35% of loans outstanding to conform with the policies and procedures of Community Bank System.

(c) Goodwill represents excess purchase price over fair value of underlying net assets. Amortization period is 15 years.

(d) Deferred tax asset arising from purchase price allocations to assets and liabilities purchased and assumed.

(e) Adjustment to book value of Citizen National Bank's time deposits to reflect fair market values of these portfolios.

(f) Liability established for the future payment of severance and contract termination costs.

(g) Pro forma purchase adjustment of $(46 thousand) in legal capital of Citizens National Bank results from the elimination of $350 thousand of legal capital of Citizens National Bank plus the issuance of 303,900 shares of Community Bank common stock with $304 thousand in stated value from the authorized but unissued shares.

(h) Pro forma purchase adjustment to Citizens National Bank's surplus of $6.1 million arises from the excess of the fair value of the 952,000 shares of Community Bank System common stock issued in the merger over the sum of the cost of the 648,100 shares of treasury stock reissued in the merger, the amount of Citizens National Bank's surplus eliminated, and the stated value of 303,900 shares of Community Bank System common stock issued from the authorized but unissued shares.

(i) Elimination of retained earnings and accumulated other comprehensive income in the merger with Citizens National Bank.

(j) Reissuance of all of Community Bank System's 648,100 shares of treasury stock in the merger with Citizens National Bank.

(k) Issuance of 3,566,000 shares of Community Bank System common stock in exchange for 6,368,460 shares of First Liberty common stock after the retirement of 60,820 shares of First Liberty's treasury stock.

(l) Adjustment of $1.8 million to surplus of First Liberty in the First Liberty merger resulting from the increase in legal capital of $1.557 million, net of retirement of treasury stock of $196 thousand.

(m) 60,820 shares of treasury stock of First Liberty will be retired upon consummation of First Liberty merger. No shares of Community Bank System will be issued in exchange for these treasury shares.

                   PRO FORMA CONSOLIDATED STATEMENTS OF INCOME
                    FOR NINE MONTHS ENDED SEPTEMBER 30, 2000
                             (Dollars in Thousands)

                                                                                                                       Pro Forma
                                                                                                                      Consolidated
                                                                                                       Pro Forma     Community Bank
                                                                        Community                       Pooling         System
                                                                       Bank System   First Liberty     Adjustments   First Liberty
                                                                       ------------------------------------------------------------
Interest Income:
 Interest and fees on loans                                             $ 71,068        $ 25,015                        $96,083
 Interest and dividends on investments                                    35,950           8,099                         44,049
-----------------------------------------------------------------------------------------------------------------------------------

                                               Total interest income     107,018          33,114             0          140,132
-----------------------------------------------------------------------------------------------------------------------------------

Interest expense:
 Interest on deposits                                                     36,342          14,649                         50,991
 Interest on borrowings                                                   17,353           4,116                         21,469
-----------------------------------------------------------------------------------------------------------------------------------

                                              Total interest expense      53,695          18,765             0           72,460
-----------------------------------------------------------------------------------------------------------------------------------

Net interest income                                                       53,323          14,349             0           67,672
Less:  Provision for possible loan losses                                  5,044             540                          5,584
-----------------------------------------------------------------------------------------------------------------------------------

  Net interest income after provision for loan losses                     48,279          13,809             0           62,088
-----------------------------------------------------------------------------------------------------------------------------------

Other income:
  Fiduciary and investment income                                          1,858             522                          2,380
  Service charges on deposit accounts                                      5,708             516                          6,224
  Commissions on investment products                                       3,392               0                          3,392
  Other service charges, commissions and fees                              4,639             479                          5,118
  Investment security gains (losses)                                       (212)              53                          (159)
-----------------------------------------------------------------------------------------------------------------------------------

                                                  Total other income      15,385           1,570             0           16,955
-----------------------------------------------------------------------------------------------------------------------------------

Other expenses:
  Salary and employee benefits                                            21,378           5,912                         27,290
  Occupancy expense, net and equipment & furniture expense                 5,724           1,941                          7,665
  Amortization of intangible assets                                        3,483             126                          3,609
  Other                                                                   11,175           2,593                         13,768
-----------------------------------------------------------------------------------------------------------------------------------

                                                Total other expenses      41,760          10,572             0           52,332
-----------------------------------------------------------------------------------------------------------------------------------

Income before income taxes                                                21,904           4,807             0           26,711
Income taxes                                                               6,572           1,056             0            7,628
-----------------------------------------------------------------------------------------------------------------------------------

                                                          Net income    $ 15,332          $3,751          $ --         $ 19,083
===================================================================================================================================
                                          Earnings per share:  Basic       $2.17           $0.59                          $1.80
                                                             Diluted       $2.14           $0.59                          $1.79
===================================================================================================================================
                                                 Dividends per share       $0.77           $0.33                          $0.71
===================================================================================================================================

                   PRO FORMA CONSOLIDATED STATEMENTS OF INCOME
                    FOR TWELVE MONTHS ENDED DECEMBER 31, 1999
                             (Dollars in Thousands)

                                                                                                                      Pro Forma
                                                                                                                     Consolidated
                                                                                                       Pro Forma    Community Bank
                                                                     Community Bank                     Pooling        System
                                                                         System       First Liberty   Adjustments   First Liberty
                                                                     --------------------------------------------------------------
Interest Income:
 Interest and fees on loans                                             $ 84,853         $30,727                       $115,580
 Interest and dividends on investments                                    39,035          11,832                         50,867
-----------------------------------------------------------------------------------------------------------------------------------

                                             Total interest income       123,888          42,559              0         166,447
-----------------------------------------------------------------------------------------------------------------------------------

Interest expense:
 Interest on deposits                                                     42,774          19,128                         61,902
 Interest on borrowings                                                   13,173           3,415                         16,588
-----------------------------------------------------------------------------------------------------------------------------------

                                            Total interest expense        55,947          22,543              0          78,490
-----------------------------------------------------------------------------------------------------------------------------------

Net interest income                                                       67,941          20,016              0          87,957
Less:  Provision for possible loan losses                                  5,136             720                          5,856
-----------------------------------------------------------------------------------------------------------------------------------

  Net interest income after provision for loan losses                     62,805          19,296              0          82,101
-----------------------------------------------------------------------------------------------------------------------------------

Other income:
  Fiduciary and investment income                                          2,344             666                          3,010
  Service charges on deposit accounts                                      7,013             683                          7,696
  Commissions on investment products                                       1,288               0                          1,288
  Other service charges, commissions and fees                              5,479             670                          6,149
  Investment security gains (losses)                                       (638)             225                          (413)
-----------------------------------------------------------------------------------------------------------------------------------

                                                Total other income        15,486           2,244              0          17,730
-----------------------------------------------------------------------------------------------------------------------------------

Other expenses:
  Salary and employee benefits                                            26,388           7,212                         33,600
  Occupancy expense, net and equipment & furniture expense                 7,384           2,462                          9,846
  Amortization of intangible assets                                        4,615              61                          4,676
  Other                                                                   14,346           4,257                         18,603
-----------------------------------------------------------------------------------------------------------------------------------

                                              Total other expenses        52,733          13,992              0          66,725
-----------------------------------------------------------------------------------------------------------------------------------

Income before income taxes                                                25,558           7,548              0          33,106
Income taxes                                                               7,923           1,521              0           9,444
-----------------------------------------------------------------------------------------------------------------------------------

                                                        Net income      $ 17,635         $ 6,027           $ --        $ 23,662
===================================================================================================================================
                                        Earnings per share:  Basic         $2.45           $0.95                          $2.20
                                                           Diluted         $2.42           $0.94                          $2.17
===================================================================================================================================
                                               Dividends per share         $0.96           $0.42                          $0.89
===================================================================================================================================

                   PRO FORMA CONSOLIDATED STATEMENTS OF INCOME
                    FOR TWELVE MONTHS ENDED DECEMBER 31, 1998
                             (Dollars in Thousands)

                                                                                                                       Pro Forma
                                                                                                                      Consolidated
                                                                                                        Pro Forma    Community Bank
                                                                      Community Bank                     Pooling         System
                                                                          System       First Liberty   Adjustments    First Liberty
                                                                      -------------------------------------------------------------
Interest Income:
 Interest and fees on loans                                               $82,778         $30,305                        $113,083
 Interest and dividends on investments:                                    40,160          12,060                          52,220
-----------------------------------------------------------------------------------------------------------------------------------

                                             Total interest income        122,938          42,365             0           165,303
-----------------------------------------------------------------------------------------------------------------------------------

Interest expense:
 Interest on deposits                                                      49,669          19,834                          69,503
 Interest on borrowings                                                     8,874           2,839                          11,713
-----------------------------------------------------------------------------------------------------------------------------------

                                            Total interest expense         58,543          22,673             0            81,216
-----------------------------------------------------------------------------------------------------------------------------------

Net interest income                                                        64,395          19,692             0            84,087
Less:  Provision for possible loan losses                                   5,123             540                           5,663
-----------------------------------------------------------------------------------------------------------------------------------

  Net interest income after provision for loan losses                      59,272          19,152             0            78,424
-----------------------------------------------------------------------------------------------------------------------------------

Other income:
  Fiduciary and investment income                                           1,922             496                           2,418
  Service charges on deposit accounts                                       6,630             699                           7,329
  Commissions on investment products                                        1,222               0                           1,222
  Other service charges, commissions and fees                               5,307             536                           5,843
  Investment security gains (losses)                                        1,959              47                           2,006
-----------------------------------------------------------------------------------------------------------------------------------

                                                Total other income         17,040           1,778             0            18,818
-----------------------------------------------------------------------------------------------------------------------------------

Other expenses:
  Salary and employee benefits                                             25,750           7,080                          32,830
  Occupancy expense, net and equipment & furniture expense                  7,587           2,426                          10,013
  Amortization of intangible assets                                         4,640              61                           4,701
  Other                                                                    13,899           5,792                          19,691
-----------------------------------------------------------------------------------------------------------------------------------

                                              Total other expenses         51,876          15,359             0            67,235
-----------------------------------------------------------------------------------------------------------------------------------

Income before income taxes                                                 24,436           5,571             0            30,007
Income taxes                                                                8,902           1,570             0            10,472
-----------------------------------------------------------------------------------------------------------------------------------

Income before change in accounting                                         15,534           4,001            --            19,535
Cumulative effect of change in accounting principle, net of taxes             194               0                             194
-----------------------------------------------------------------------------------------------------------------------------------

                                                        Net income        $15,728          $4,001          $ --           $19,729
===================================================================================================================================
                                        Earnings per share:  Basic          $2.08           $0.63                           $1.78
                                                           Diluted          $2.05           $0.63                           $1.76
===================================================================================================================================
                                               Dividends per share          $0.86           $0.35                           $0.78
===================================================================================================================================

                   PRO FORMA CONSOLIDATED STATEMENTS OF INCOME
                    FOR TWELVE MONTHS ENDED DECEMBER 31, 1997
                             (Dollars in Thousands)

                                                                                                                       Pro Forma
                                                                                                                     Consolidated
                                                                                                        Pro Forma   Community Bank
                                                                       Community Bank                    Pooling        System
                                                                           System      First Liberty   Adjustments   First Liberty
                                                                       ------------------------------------------------------------
Interest Income:
 Interest and fees on loans                                               $ 71,563        $29,350                     $100,913
 Interest and dividends on investments                                      46,065         11,966                       58,031
-----------------------------------------------------------------------------------------------------------------------------------

                                               Total interest income       117,628         41,316           0          158,944
-----------------------------------------------------------------------------------------------------------------------------------

Interest expense:
 Interest on deposits                                                       44,590         19,294                       63,884
 Interest on borrowings                                                     10,162          2,281                       12,443
-----------------------------------------------------------------------------------------------------------------------------------

                                              Total interest expense        54,752         21,575           0           76,327
-----------------------------------------------------------------------------------------------------------------------------------

Net interest income                                                         62,876         19,741           0           82,617
Less:  Provision for possible loan losses                                    4,480            600                        5,080
-----------------------------------------------------------------------------------------------------------------------------------

  Net interest income after provision for loan losses                       58,396         19,141           0           77,537
-----------------------------------------------------------------------------------------------------------------------------------

Other income:
  Fiduciary and investment income                                            1,725            402                        2,127
  Service charges on deposit accounts                                        5,055            807                        5,862
  Commissions on investment products                                         1,002              0                        1,002
  Other service charges, commissions and fees                                4,040          1,026                        5,066
  Investment security gains (losses)                                          (14)          (191)                        (205)
-----------------------------------------------------------------------------------------------------------------------------------

                                                  Total other income        11,808          2,044           0           13,852
-----------------------------------------------------------------------------------------------------------------------------------

Other expenses:
  Salary and employee benefits                                              22,945          7,460                       30,405
  Occupancy expense, net and equipment & furniture expense                   6,154          2,198                        8,352
  Amortization of intangible assets                                          3,703             61                        3,764
  Other                                                                     12,996          4,609                       17,605
-----------------------------------------------------------------------------------------------------------------------------------

                                                Total other expenses        45,798         14,328           0           60,126
-----------------------------------------------------------------------------------------------------------------------------------

Income before income taxes                                                  24,406          6,857           0           31,263
Income taxes                                                                 8,844          1,737                       10,581
-----------------------------------------------------------------------------------------------------------------------------------

                                                          Net income      $ 15,562         $5,120        $ --         $ 20,682
===================================================================================================================================
                                          Earnings per share:  Basic      $   2.05          $0.81                        $1.87
                                                             Diluted      $   2.02          $0.80                        $1.84
===================================================================================================================================
                                                 Dividends per share      $   0.76          $0.35                        $0.72
===================================================================================================================================